Exhibit 10.7

Four Rivers BioEnergy Inc

14 South Molton Street

London

W1K 5QP

United Kingdom

Mr. Neil McRae

Sept 13 2010

Dear Neil,

Revision of compensation arrangements

I am writing to set out the basis upon which we have agreed to modify your contractual arrangements with Four Rivers BioEnergy Inc (“the Company”), which shall include all of its subsidiaries for this purpose.

As you know a modification substantially on the same basis is being entered into by all directors and contractors.

The Company has not yet been able to achieve its objectives because of limited finance and the generally depressed state of the global capital markets and initially poor performance at the UK biodiesel plant.

We and our new advisers continue to believe that finance will made available since we have made substantial positive progress in the last six months following the replacement of the UK plant management team and the completion of our off-take arrangements with BP; and as we complete our detailed plans to produce biodiesel for BP and our related activities at our UK plant.

However, until we have raised new equity finance to enable us to look forward to a period of profitable production we have had to reduce and defer compensation across our entire team, including the Board, contractors and employees in the US and the UK. There have been no exceptions.

The future of the Company is now clearly focused upon the success of the UK plant and our ability to persuade equity investors to back these plans. The plans have become highly focused in recent months and we have good reason to expect a financing to be effective, however there can be no certainty and at present we have very limited funds at our disposal.

This letter is intended to summarize the arrangements in respect of ongoing activities and payments to you under your contract with the Company and also to formally set out the situation regarding arrears of compensation under that contract.

By signing this letter you will be formally signifying your willingness to accept the terms set out in this letter as a modification of your contract in line with previous discussions.

Since November 30, 2009 your base monthly compensation was reduced, by agreement, from the amount in your original contract in an effort to conserve cash. The Company was able to make these payments up until March 31, but the reduced monthly amount due for April onwards, which, up to July 31 amounted in total to $8,400, has not been paid and will be carried forward for future payment as set out below.

Until such time as we realize significant cash from an equity or debt financing, or from the sale of land, we have had to recognize that future monthly compensation will need to be reduced still further to reflect reduced activity levels and the need to conserve cash.

We have agreed that your ongoing levels of compensation will be $1,500 per month. It is our intention to pay these amounts as they fall due at each month end or as soon thereafter as the Company is able to make such payments. Any amount not paid on time shall carry interest at 4% per annum calculated for each full month that payment is late.

Once the Company is adequately financed and is able to recommence operations at its UK plant we will discuss your future compensation and role and issue a new contract at that time, until then the original contract as modified herein shall be effective.

Your aggregate amount of unpaid compensation due for the periods up until July 30, 2010 amounts to $8,400. This amount shall become payable to you once a future material equity investment is made into the Company (or a subsidiary), together with interest accruing at 4% p.a.

In the event of a situation arising where the Company is placed into a formal insolvency arrangement or scheme of arrangement with its creditors, or ceases to continue with its plan of operations and decides to wind down its activities and pay off its creditors in an orderly manner, the amounts due to you under this agreement shall become immediately repayable for the purposes of your rights as a creditor in the arrangement or insolvency or payable alongside other creditors in the orderly wind down and all references to deferred or delayed payment terms shall become null and void.

Please signify your agreement to the terms of this letter by signing as indicated below and returning an executed copy to us.

/s/ Stephen Padgett

Stephen Padgett

Chief Executive Officer

/s/ Neil McRae

Neil McRae